Exhibit 99.2

DEPARTMENT OF HEALTH & HUMAN SERVICES	Food and Drug Administration

Center for Biologics Evaluation and Research 1401 Rockville Pike Rockville, MD 20852-1448

September 26, 2013

VIA FACSIMILE AND UPS

C. Randall Mills, PhD

Chief Executive Officer

Osiris Therapeutics, Inc.

7015 Albert Einstein Drive

Columbia, MD 21046-1707

Dear Dr. Mills:

During an inspection of your firm, Osiris Therapeutics, Inc., located at 7015 Albert Einstein Drive, Columbia, MD, from May 23 to June 4, 2013, investigators from the Food and Drug Administration (FDA) collected information on the manufacture of a number of products that are derived from amniotic and chorionic tissue (amniotic/chorionic-based products). This information was provided to the FDA’s Center for Biologics Evaluation and Research (CBER) for review.

You are currently registered with the FDA to screen, test, package, process, store, label, and distribute a variety of amniotic/chorionic-based products. These products include: Ovation®, Grafix PRIME®, Grafix CORE®, and Grafix XCTM, all of which are intended for use, among other things, in the repair, replacement, or reconstruction of tissue defects, as well as wound healing and tissue repair. These amniotic/chorionic-based products are human cells, tissues, and cellular and tissue-based products (HCT/Ps) as defined in 21 CFR 1271.3(d). However, these products are HCT/Ps that do not meet all of the criteria in 21 CFR 1271.10(a) and therefore, are not regulated solely under section 361 of the Public Health Service Act (PHS Act) and the regulations in 21 CFR Part 1271.

Your Ovation® product does not meet the minimal manipulation criterion set forth in 21 CFR 1271.3(f)(1) because your manufacturing process alters the original relevant characteristics of the tissue relating to the tissue’s utility for reconstruction, repair, or replacement. The original relevant characteristics of the structural tissue are altered significantly by the processing, which includes collagenase digestion of the chorionic membrane, subsequent mincing of the membrane fragments, forcing of the resulting homogenous tissue paste through an 18 gauge needle, and combining with viable cells from the same donor.

In addition, Ovation® and your products, Grafix PRIME®, Grafix CORE®, and Grafix XCTM, do not meet the criterion in 21 CFR 1271.10(a)(4)(ii) because the products are dependent upon

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the metabolic activity of living cells for their primary function, and are not intended for autologous use or allogeneic use in a first or second degree relative.

The HCT/Ps referenced above are drugs as defined under section 201(g) of the Federal Food, Drug, and Cosmetic Act (the Act) [21 U.S.C. 321(g)] and biological products as defined in section 351(i) of the PHS Act [42 U.S.C. 262(i)].

Please be advised that in order to lawfully market a drug that is also a biological product, a valid biologics license must be in effect [42 U.S.C. 262(a)]. Such licenses are issued only after a showing of safety and efficacy for the product’s intended use. While in the development stage, such products may be distributed for clinical use in humans only if the sponsor has an investigational new drug (IND) application in effect as specified by FDA regulations [21 U.S.C. 355(i); 42 U.S.C. 262(a)(3); 21 CFR Part 312]. None of the amniotic/chorionic-based products described in this letter are the subject of an approved biologics license application (BLA), nor are there INDs in effect for any of these products. Based on this information, we have determined that your actions have violated the Act and the PHS Act.

This letter is not intended to be an all-inclusive review of the products that your firm markets. It is your responsibility to ensure that all products marketed by your firm are in compliance with the Act and the PHS Act and their implementing regulations.

We request that you notify this office, in writing, of the steps you have taken or will take to address the violations noted above and to prevent their recurrence. Your response should be sent to me at the following address: U.S. Food and Drug Administration, Center for Biologics Evaluation and Research, HFM-600, 1401 Rockville Pike, Suite 200 N, Rockville, Maryland 20852-1448.

If you have any questions regarding this matter, you may contact Anna M. Flynn at (301) 827-6201. Please be advised that only written communications are considered official.

Sincerely,

Mary A. Malarkey
Director
Office of Compliance and Biologics Quality
Center for Biologics Evaluation and Research